Exhibit 21.1

Subsidiaries

MangoRx Mexico, a Mexican Stock Company, which is 98% owned by Mangoceuticals, Inc.

MangoRx UK Limited, a company incorporated under the laws of the United Kingdom, which is 100% owned by Mangoceuticals, Inc.